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August 10, 2007

VIA EDGAR AND FAX

Ms. Kathryn Jacobson
Division of Corporate Finance
U.S. Securities & Exchange Commission
Washington, D.C. 20549

Re:  Telkonet, Inc.
     Form 10-K for Fiscal Year Ended December 31, 2006
     Filed March 16, 2007
     Form 10-Q for Quarter Ended March 31, 2007
     File No. 1-31972

Dear Ms Jacobson:

         This will acknowledge receipt of your letter of comment dated July 26, 2007 with regard to the above referenced filings.

         Please be advised that Telkonet intends to file its response on August 17, 2007, to the letter of comment from the Securities and Exchange Commission, Division of Corporate Finance.

         We thank you in advance for your assistance in this matter and should you have any questions, do not hesitate in calling me.


                                            Sincerely,


                                            TELKONET, INC.


                                            /s/ Richard J. Leimbach
                                            --------------------------
                                            Richard J. Leimbach
                                            Vice President Finance